Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CORDOVA SCIENCES, INC.,

TIKVAH THERAPEUTICS, INC.

AND

CORDOVA ACQUISITION CORP.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 24, 2007, among Cordova Sciences, Inc., a Delaware corporation (“Parent”), Tikvah Therapeutics, Inc., a Delaware corporation (“Tikvah”), and a corporation to be formed as Cordova Acquisition Corp., a Delaware corporation which will be a wholly-owned subsidiary of Parent (“Cordova Merger Sub”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Tikvah and Cordova Merger Sub intend to enter into a business combination transaction.

B. The Board of Directors of Tikvah (i) has determined that the Merger (as defined in Section 1.1 below) is consistent with and in furtherance of the long-term business strategy of Tikvah and fair to, and in the best interests of Tikvah and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the stockholders of Tikvah adopt this Agreement.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has approved the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”).

D. The Board of Directors of Cordova Merger Sub (i) will determine that the Merger is consistent with and in furtherance of the long-term business strategy of Cordova Merger Sub and fair to and in the best interests of Cordova Merger Sub and its stockholders, (ii) will approve this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) will adopte a resolution declaring the Merger advisable, and (iv) will determine to recommend that the sole stockholder of Cordova Merger Sub adopt this Agreement.

E. The Merger is being done in connection with and will be consummated immediately after the closing of an offering of securities by Tikvah (the “Offering”) of a minimum amount of $30,000,000 and a maximum of $60,000,000 in aggregate purchase price. The offering is described in the Confidential Offering Memorandum of Tikvah, dated September 24, 2007 (the “Memorandum”)

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Cordova Merger Sub shall be merged with and into Tikvah (the “Merger”), the separate corporate existence of Cordova Merger Sub shall cease and Tikvah shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Tikvah Surviving Corporation.”

1.2. Effective Time. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Parent, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the times at which the Merger has become fully effective (or such later time as may be agreed in writing by Tikvah and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

1.3. Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Tikvah and Cordova Merger Sub shall vest in the Tikvah Surviving Corporation, and all debts, liabilities and duties of Tikvah and Cordova Merger Sub shall become the debts, liabilities and duties of the Tikvah Surviving Corporation.

(b) At the Effective Time, the properties and assets of Parent and Cordova Merger Sub will be free and clear of any and all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), except for such liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise (collectively the “Liabilities”) of Parent which shall be set forth in Parent’s Balance Sheet or incurred in the ordinary course of business after such date.

1.4. Certificates of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Tikvah as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Tikvah Surviving Corporation at and after the Effective Time.

(b) The Bylaws of Tikvah as in effect immediately prior to the Effective Time shall be the Bylaws of the Tikvah Surviving Corporation at and after the Effective Time.

1.5. Tikvah Directors and Officers.

(a) The directors of Tikvah immediately prior to the Effective Time shall be the directors of the Tikvah Surviving Corporation at and after the Effective Time.

(b) The officers of Tikvah immediately prior to the Effective Time shall be the officers of the Tikvah Surviving Corporation at and after the Effective Time.

1.6. Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Tikvah and Cordova Merger Sub or the holders of any of the following securities, the following shall occur:

(a) Conversion of Tikvah Capital Stock. Each share of common stock, par value $0.001 per share, of Tikvah (the “Tikvah Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held by holders who have not consented to and approved the adoption of this Agreement and who qualify under and have complied with all of the provisions of Section 262 of the DGCL) will be automatically converted into one share of Common Stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) (such aggregate shares of Parent Common Stock being referred to in this Agreement as the “Tikvah Merger Consideration”). If any shares of Tikvah Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Tikvah, then the shares of Parent Common Stock issued in exchange for such shares of Tikvah Common Stock will also be unvested subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends.

(b) Tikvah Stock Options. At the Effective Time, the Tikvah Therapeutics, Inc. 2005 Stock Incentive Plan (the “Tikvah Option Plan”), and all options to purchase Tikvah Common Stock then outstanding thereunder, shall be assumed by Parent.

(c) Tikvah Warrants. At the Effective Time, all warrants to purchase Tikvah Common Stock then outstanding shall be assumed by Parent, and shall become exercisable for shares of Parent Common Stock.

(d) Adjustments to Tikvah Merger Consideration. Except as described in Section 1.7, the Tikvah Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Tikvah Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger. At the Effective Time, each fractional share of Tikvah Capital Stock shall be cancelled and such fractional share shall be rounded to the nearest whole share.

1.7. No Further Ownership Rights in Tikvah Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Tikvah Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of Tikvah Surviving Corporation of shares of Tikvah Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Tikvah Common Stock (“Certificates”) are presented to Tikvah Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8. Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Tikvah Common Stock represented by such Certificates were converted pursuant to Section 1.6(a); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to indemnify Parent against any claim that may be made against Parent or Tikvah Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9. Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that Parent, Tikvah and Cordova Merger Sub are intended to be “parties to a reorganization” within the meaning of Section 368(b) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Tikvah Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Tikvah and Cordova Merger Sub, the officers and directors of Parent and the Tikvah Surviving Corporation shall be fully authorized (in the name of Cordova Merger Sub, Tikvah and otherwise) to take all such necessary action.

1.11. Restrictions on Transfer; Legends. Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or (2) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing shares of Parent issued in the Merger, substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND WERE OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

1.12. Exchange of Stock Certificates.

(a) The purchasers of Tikvah Common Stock in the Offering will automatically receive stock certificates for the shares of Parent Common Stock which are issued as merger consideration for their shares of Tikvah Common Stock as required by Section 1.6 and as contemplated by the purchase agreements executed in connection with the Offering.

(b) Holders of Tikvah Common Stock issued prior to the Offering will receive a letter of transmittal directing them to send their certificates to Parent or its transfer agent for exchange as set forth in this Section 1.12(b).

(c) Each share of Tikvah Common Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares, collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Tikvah Merger Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Tikvah Merger Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger.

(d) Tikvah shall give Parent (i) prompt notice of any written demands for appraisal of any Tikvah Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Tikvah and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Tikvah shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Tikvah Common Stock or offer to settle or settle any such demands.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF TIKVAH

Tikvah hereby represents and warrants to Parent that:

2.1. Subsidiaries. Tikvah has no direct or indirect subsidiaries.

2.2. Organization and Qualification. Tikvah is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Tikvah is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Tikvah is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, other than any jurisdiction in which the failure so to qualify or be in good standing would not have a Material Adverse Effect.

2.3. Authorization, Enforcement. Tikvah has the requisite corporate power and authority to enter into and to consummate the Merger. The execution and delivery of this Agreement by Tikvah and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Tikvah and no further consent or action is required by Tikvah, other than the Required Approval (as defined below) and the approval of Tikvah’s stockholders. This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Tikvah enforceable against Tikvah in accordance with its terms, subject to the foregoing approval, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

2.4. No Conflicts. The execution, delivery and performance of this Agreement by Tikvah and the consummation by Tikvah of the Merger do not and will not, subject to filing of the Certificate of Merger with the Delaware Secretary of State: (i) conflict with or violate any provision of Tikvah’s Certificate of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice or lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing Tikvah debt or otherwise) or other understanding to which Tikvah is a party or by which any material property or asset of Tikvah is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which Tikvah is subject (including federal and state securities laws and regulations), or by which any material property or asset of Tikvah is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate (a) adversely affect the legality, validity or enforceability of the Merger, (b) have or result in a material adverse effect on the results of operations, assets, prospects, business and condition (financial or otherwise) of Tikvah, taken as a whole, or (c) adversely impair Tikvah’s ability to perform fully on a timely basis its obligations under this Merger Agreement (any of (a), (b) or (c), a “Tikvah Material Adverse Effect”).

2.5. Filings, Consents and Approvals. Tikvah is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority in connection with the execution, delivery and performance by Tikvah of this Agreement, other than the filing with the Secretary of State of Delaware of a certificate of merger (the “Required Approval”).

2.6. Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock and other securities of Tikvah prior to the closing of the Offering and the Merger is as set forth in the Memorandum.

2.7. Financial Statements. The financial statements of Tikvah included in the Memorandum have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Tikvah as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

2.8. Material Changes. Since the date of the latest financial statements included in the Memorandum: (i) there has been no event, occurrence or development that has had a Tikvah Material Adverse Effect, (ii) Tikvah has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Tikvah’s financial statements pursuant to GAAP, (iii) Tikvah has not altered its method, principle or practice of financial or tax accounting or the identity of its auditors, (iv) Tikvah has not declared or made any dividend or distribution of cash or other property to its stockholders except in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock except consistent with prior practice or pursuant to existing Tikvah stock option or similar plans, (v) Tikvah has not issued any equity shares to any officer, director or affiliate, except pursuant to existing Tikvah stock option or similar plans; (vi) there has been no change in the officers, directors, key employees or key independent contractors of Tikvah (except such persons as may be hired or terminated prior to the Closing Date in the ordinary course of business), (vii) there has been no labor trouble or claim of unfair labor or employment practices involving Tikvah, (viii) there has been no forgiveness or cancellation of any debt or claim by Tikvah or any waiver by Tikvah of any right of material value, other than compromises of accounts receivable in the ordinary course of business, (ix) there has been no incurrence of any lien by Tikvah or on any of the capital stock, other securities, properties or assets owned or leased by Tikvah, or (x) there has been no agreement, understanding or commitment by or on behalf of Tikvah, whether in writing or otherwise, to do or permit any of the things referred to in this Section 2.8.

2.9. Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Tikvah, threatened against or affecting Tikvah or its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Tikvah Material Adverse Effect. Tikvah is not nor has it ever been the subject of any Action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of Tikvah, there is not pending or contemplated, any investigation by the SEC involving Tikvah.

2.10. Compliance. Except as disclosed in the Memorandum, Tikvah is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Tikvah under), nor has Tikvah received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in a Tikvah Material Adverse Effect, (ii) in violation of any order of any court, arbitrator or governmental body, or (iii) in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in a Tikvah Material Adverse Effect. Tikvah has not committed, been charged with, or, to Tikvah’s knowledge, been under investigation with respect to, nor does there exist, any violation by Tikvah of any provision of any federal, state, or local law or administrative regulation, except for any violations that, both singly or in the aggregate, have not had and could not reasonably be expected to have a Tikvah Material Adverse Effect. Tikvah has and maintains all licenses, permits, and other authorizations from all such governmental authorities as are legally required for the conduct of its business or in connection with the ownership or use of its properties, except for any such licenses, permits, and other authorizations, the failure to obtain or maintain which in effect, both singly or in the aggregate, has not had and could not reasonably be expected to have a Tikvah Material Adverse Effect, and all of which are in full force and effect in all material respects.

2.11. Regulatory Permits. Except as otherwise described in the Memorandum, Tikvah possesses or has applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in the Memorandum, except where the failure to possess such permits would not, individually or in the aggregate, have a Tikvah Material Adverse Effect (“Material Permits”), and Tikvah has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND CORDOVA MERGER SUB

Each of Parent and Cordova Merger Sub, jointly and severally, hereby represents and warrants to Tikvah that (provided that Cordova Merger Sub only represents from date of its formation and as of the Closing Date):

3.1. Organization of Parent and Cordova Merger Sub.

(a) Each of Parent and Cordova Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and Cordova Merger Sub as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; it being understood, however, that Parent’s continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Parent Material Adverse Effect.

(b) Parent has no subsidiaries other than Cordova Merger Sub.

(c) Parent has delivered or made available to Tikvah a true and correct copy of the Certificate of Incorporation and Bylaws of each of Parent and Cordova Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor Cordova Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2. Capital Structure. The authorized capital stock of Parent consists of 75,000,000 shares of Common Stock, $0.001 par value, of which there are 125,000 shares issued and outstanding and 10,000,000 shares of Preferred Stock, $0.001 par value, of which there are no shares issued and outstanding. The authorized capital stock of Cordova Merger Sub will consist of 100 shares of Common Stock, par value $0.001 per share, of which there will be 100 shares issued and outstanding. There are no options, warrants, convertible debt or other equity or derivative securities of Parent or Cordova Merger Sub outstanding. All outstanding shares of Parent and Cordova Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent and Cordova Merger Sub or any agreement or document to which Parent or Cordova Merger Sub is a party or by which it is bound.

3.3. Obligations With Respect to Capital Stock. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Cordova Merger Sub is a party or by which it is bound obligating Parent or Cordova Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or Cordova Merger Sub or obligating Parent or Cordova Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security of any class of Cordova Merger Sub.

3.4. Authority.

(a) Each of Parent and Cordova Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Cordova Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Cordova Merger Sub (when formed) and, assuming the due authorization, execution and delivery by Tikvah, constitutes the valid and binding obligation of each of Parent and Cordova Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Cordova Merger Sub, do not, and the performance of this Agreement by each of Parent and Cordova Merger Sub, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, or Cordova Merger Sub, respectively (collectively, the “Charter Documents”), (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Cordova Merger Sub, respectively, or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or Cordova Merger Sub’s rights or alter the rights or obligations of any third party under, or to Parent’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Cordova Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or Cordova Merger Sub is a party or by which Parent or Cordova Merger Sub, or any of their respective properties are bound or affected, other than as set forth in the Memorandum.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any U.S. or foreign federal, state, local, municipal or other governmental authority or agency, including any governmental division, department, commission or other body (“Governmental Entity”) is required by or with respect to any of Parent or Cordova Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws (including under Regulation D) and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5. Parent SEC Filings; Parent Financial Statements.

(a) The Parent has filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports” and Parent has provided or made available to Tikvah copies thereof and of all correspondence to or from the SEC with respect to the Parent. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The most recent balance sheet of the Parent in the Parent Financials as of the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, the Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has heretofore furnished to Tikvah a complete and correct copy of any amendments or modifications to the Parent SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of business and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect, (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or Cordova Merger Sub, whether or not covered by insurance, (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby, (iv) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time, or (v) any change by Parent in accounting principles, practices or methods.

3.7. Tax Matters.

(a) For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law), and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts, (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b) Parent has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Parent Financial Statements and the Parent Balance Sheet and, to Parent’s knowledge, there are no material unresolved questions or claims concerning Parent’s Tax liability. Parent’s Tax Returns have not been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Parent or Cordova Merger Sub that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Parent or Cordova Merger Sub.

(c) Neither Parent nor Cordova Merger Sub has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(d) Neither Parent nor Cordova Merger Sub is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) Parent shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(f) Parent has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) Parent has never been a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(h) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Parent.

(i) As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Parent to continue, either in the form of Tikvah as a wholly owned subsidiary of Parent or through a member of Parent’s “qualified group” (as defined in Regulations Section 1.368 1(d)(4)), at least one significant historic business line of Tikvah, or to use at least a significant portion of Tikvah’s historic business assets in a business, in each case within the meaning of Regulations Section 1.368 1(d). As of the date of the Merger, (i) Parent will own all of the outstanding stock or other equity interests in Cordova Merger Sub, and (ii) Parent will be in “control” of Cordova Merger Sub within the meaning of Code Section 368(c). Parent has no plan or present intention to sell, transfer or otherwise dispose of any of the stock of Tikvah following the Merger, and Parent has no present plan or intention to cause Tikvah to issue additional stock following the Merger, that in either case would result in Parent’s not having “control” of Tikvah within the meaning of Code Section 368(c).

(j) Neither Parent nor Cordova Merger Sub has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting reorganization within the meaning of Section 368(a) of the Code.

3.8. Patents and Trademarks. Parent has no patents, trademarks, licenses, sublicenses, or any agreement relating to the ownership of use of any intellectual property.

3.9. Compliance; Permits; Restrictions.

(a) Neither Parent nor Cordova Merger Sub is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or Cordova Merger Sub or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Cordova Merger Sub is a party or by which Parent or Cordova Merger Sub or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or Cordova Merger Sub, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those which would not reasonably be expected to have a Parent Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Parent or Cordova Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Cordova Merger Sub, any acquisition of material property by Parent or Cordova Merger Sub or the conduct of business by Parent as currently conducted.

(b) Parent and Cordova Merger Sub hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and Cordova Merger Sub are in compliance in all material respects with the terms of the Parent Permits.

3.10. Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, nor, to Parent’s knowledge, threatened, against Parent or Cordova Merger Sub.

3.11. Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12. Labor Agreements and Actions, Employee Benefit Plans.

(a) Neither Parent nor Cordova Merger Sub is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Parent, has sought to represent any of the employees, representatives, or agents of Parent or Cordova Merger Sub. There is no strike or other labor dispute involving Parent or Cordova Merger Sub pending or, to the knowledge of Parent, threatened, nor is Parent aware of any labor organization activity involving its employees.

(b) Neither Parent nor Cordova Merger Sub has ever sponsored, maintained, contributed to or had any liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy.

(c) There are no employment agreements for any officers or employees of Parent.

3.13. Absence of Liens and Encumbrances. Each of Parent and Cordova Merger Sub has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except (i) as reflected in the Parent Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.14. Environmental Matters. Neither Parent nor Cordova Merger Sub has conducted any activity which could give rise to any environmental liability.

3.15. Agreements. Parent is not a party to any written or oral agreements, except that Parent has entered into retainer and engagement agreements with its audit and legal professionals in the ordinary course of its business.

3.16. Board Approval. The Board of Directors of each of Parent and Cordova Merger Sub has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of it and its stockholders and (ii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

3.17. Valid Issuances. The Tikvah Merger Consideration to be issued by Parent in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, full paid and nonassessable, free of all liens and encumbrances and not subject to preemptive rights and, subject to receipt of complete and executed investor questionnaires from each holder of Tikvah capital stock, will be exempt from the registration requirements of the Securities Act and applicable blue sky laws.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Tikvah and Parent shall carry on their respective business in the ordinary course and in substantial compliance with all applicable laws and regulations.

4.2. Covenants of Parent. Except as permitted by the terms of this Agreement, without the prior written consent of Tikvah, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit Cordova Merger Sub to do any of the following:

(a) Enter into, amend or terminate any agreement with any third party;

(b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c) Issue, authorize or deal in any securities of Parent or Cordova Merger Sub;

(d) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(e) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or Cordova Merger Sub, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(f) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.3. Covenants of Tikvah. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Tikvah shall not (i) amend the Tikvah charter documents, (ii) split, combine or reclassify its outstanding shares of capital stock, (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, (iv) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code, (v) conduct its business, other than in the ordinary course consistent with past practices, or as contemplated by this Agreement or (vi) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of Tikvah, except as contemplated by the Memorandum.

4.4. Use of Proceeds. Tikvah shall use proceeds from the Offering in the manner described in the Memorandum.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1. Public Disclosure; Securities Law Filings. Parent and Tikvah will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties will agree to the text of the joint press release announcing the signing of this Agreement. In addition, Parent and Tikvah agree to cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, current reports on Form 8-K and information required by Rule 14f-1 under the Exchange Act.

5.2. Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

(b) Parent shall give prompt notice to Tikvah upon becoming aware that any representation or warranty made by it or Cordova Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Cordova Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Tikvah shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Tikvah to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3. Third Party Consents. On or before the Closing Date, Parent and Tikvah will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.4. Parent Board of Directors. At the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Charter Documents, shall take all necessary action (which action will include the resignation of all existing directors) to appoint each of the existing directors of Tikvah as directors of Parent and resign as directors.

5.5. Parent Management. At the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Charter Documents shall take all necessary action to appoint the officers of Tikvah to the similar offices of Parent. At the Effective Time, all officers of Parent shall resign from their offices.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in writing by both Parent and Tikvah:

(a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law and the Tikvah charter documents by the stockholders of Tikvah, and Tikvah stockholders holding less than 3% of the Tikvah Common Stock shall have exercised appraisal rights under the DGCL;

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(c) Officers’ Certificate. Each party shall have furnished to the other an officer’s dated as of the Effective Date, in which such officer shall certify that the conditions set forth in Sections 6.1, 6.2 or 6.3 (as applicable) have been fulfilled and are true and correct;

6.2. Additional Conditions to Obligations of Tikvah. The obligation of Tikvah to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Tikvah:

(a) Representations and Warranties. The representations and warranties of Parent and Cordova Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Tikvah shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect;

(b) Agreements and Covenants. Each of Parent and Cordova Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Tikvah shall have received a certificate to such effect signed on behalf of each of Parent and Cordova Merger Sub by an authorized officer of each and Cordova Merger Sub shall have been validly formed;

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Tikvah shall conclude that it has or could have a Material Adverse Effect on the Parent and Tikvah Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(d) Other Agreements and Resignations. Each of the officers and directors of Parent and Cordova Merger Sub immediately prior to the Closing Date shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Closing Date;

(e) Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by Tikvah in connection therewith; and

(f) Minimum Financing. Tikvah shall have closed on at least $30,000,000 of gross cash proceeds from the sale of the Tikvah Common Stock (the “Financing”).

6.3. Additional Conditions to the Obligations of Parent and Cordova Merger Sub. The obligations of Parent and Cordova Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Tikvah set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of Tikvah by an officer of Tikvah to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Tikvah Material Adverse Effect;

(b) Agreements and Covenants. Tikvah shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Tikvah by an authorized officer of Tikvah.

(c) Minimum Financing. Tikvah shall have consummated the Financing;

(d) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Tikvah Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Tikvah Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Parent and Cordova Merger Sub, together, shall conclude that it has or could have a Material Adverse Effect on the Parent and Tikvah Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(e) Audited Financial Statements. Tikvah shall have obtained such audited financial statements that are required to be filed with the SEC as an exhibit to the Current Report of Parent on Form 8-K, available on or before Closing.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Tikvah:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Tikvah; or

(b) by either Parent or Tikvah if the Merger shall not have been consummated by December 31, 2007, which date will be automatically extended for up to 60 days if the expiration of the Financing shall have been extended (such date, being the “Outside Date”).

(c) by either Parent or Tikvah if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger; or

(d) by Parent, on the one hand, or Tikvah, on the other, if any condition to the obligation of any such party to consummate the Merger set forth in Section 6.2 (in the case of Tikvah) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement.

7.2. Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3. Amendment. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Tikvah and Cordova Merger Sub.

7.4. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
CONTINUATION OF BUSINESS

Parent, either directly or through Tikvah as long as Tikvah is within Parent’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), plans to continue at least one significant historic business line of Tikvah, and use a significant portion of Tikvah’s historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d).

ARTICLE IX
GENERAL PROVISIONS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Cordova Merger Sub:

Cordova Sciences, Inc.
c/o Paramount BioSciences, LLC
787 Seventh Avenue, 48th Floor
New York, New York 10019
Attn: Matthew H. Davis
Fax: (212) 554-4490

(b) if to Tikvah:

Tikvah Therapeutics, Inc.
75 Fifth Street NW
Atlanta, Georgia 30308
Facsimile: (404) 920-3181
Attn: Dr. Harold H. Shlevin

With a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Facsimile: (919) 781-4865
Attn: W. David Mannheim, Esq.

9.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

9.3. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.4. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

9.6. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7. Waiver of Jury Trial. EACH OF PARENT, TIKVAH AND CORDOVA MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, TIKVAH AND CORDOVA MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page is blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

Cordova Sciences, Inc.

By: /s/ Matthew H. Davis
Name: Matthew H. Davis
Title: President

Tikvah Therapeutics, Inc.

By: /s/ Dr. Harold Shlevin
Name: Dr. Harold Shlevin
Title: Chief Executive Officer

Cordova Acquisition Corp.

By: /s/ Matthew H. Davis
Name: Matthew H. Davis
Title: President